Exhibit 10.41

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

5560 Explorer Drive,
2nd Floor
Mississauga, Ontario
L4W 5M3

AMENDMENT to Vendor Terms Agreement

Tim Coolican
CEO
Milk Makeup, LLC 568
Broadway, Suite 700
New York, NY 10012

Dear Tim,

This letter serves as an AMENDMENT to and forms part of the Vendor Terms Agreement between Milk Makeup and Sephora Beauty Canada, Inc. (“Sephora”), effective May 6, 2019, hereinafter referred to as the “Agreement.” A copy of the Agreement has been included with this letter for your reference. This amendment is meant to replace and supersede the amendment entered into between Vendor and Sephora on March 1, 2021. To the extent that any of the terms and conditions contained in this AMENDMENT may contradict with any of the terms or conditionos of the attached Agreement, it is expressly understood and agreed that the terms of this AMENDMENT shall take precedence and supersede the attached Agreement.

For good and valuable consideration (the receipt and sufficiency of which is hereby ackholedged) and effective January 1, 2022, the parties wish to amend the Agreement as follows:

1.	Section 1(a) in the “Fees and Payment Terms” Section is deleted and replaced with the following:
Vendor trade discount is suggested retail less [***] Sephora will be responsible for freight and all export and import clearances to ship Products to Canada. Vendor will be responsible for duty, taxes, excise and other associated costs and levies and subsequent to Vendor’s distribution center to the point of delivery at Sephora’s warehouse. Risk of loss to remain with Vendor until Products are accepted by Sephora. Vendor is responsible for the cost of freight and duty for all return-to-vendor (RTV) shipments of Vendor’s Products. For avoidance of doubt, the margin is applicable to all orders shipped from January 1st, 2022 onwards.

2.	Exclusivity, as outlined in Section 7(h) of the Agreement, is hereby extended until December 31, 2023. Amazon.ca and direct television retailing are channels which will be excluded from this clause.

3.
Section 5(d) Testers and Damages “Cap Agreement” section is hereby deleted in its entirety and replaced with the following: The reimbursement by Vendor to Sephora with respect to testers and damages (see clauses above for explanation of such costs) shall be limited to a maximum of [***] percent of Sephora’s Net Retail Sales of Vendor’s product from that month. “Net Retail Sales” shall mean Sephora’s gross retail sales online and in store of Vendor’s products, less client returns and sales tax.

By executing this AMENDMENT, Milk Makeup agrees to these terms and acknowledges that all other terms of the Agreement remain intact and in full force and effect. Please have a duly authorized representative sign where indicated and return a copy of this letter to our offices.

We look forward to continuing to partner with you!

Best,

Jane Nugent
SVP Merchandising, Sephora Beauty Canada, Inc.

CC:
Rosie Pouzar, VP Finance
Martin St Pierre, VP Supply Chain
Kavitha Thomas, Sr Director Makeup

Enclosed: Vendor Terms Agreement
IN WITNESS WHEREOF, the parties executed this Agreement through their duly authorized representatives, effective as of the date below.

Milk Makeup, LLC:

By:	/s/ Steve Nguyen	Date:	3/3/2022
Name:	Steve Nguyen
Title:	CFO

Sephora Beauty Canada, Inc:

By:	/s/ Gregory Bruyer	Date:	2/3/2022
Name:	Gregory Bruyer
Title:	GM Sephora Canada